                                 Exhibit 10.5

            Consulting and services agreement dated August 1, 1995
                     between the Company and John P. Hayes.

                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made by and between THE DWYER GROUP, INC., a Delaware corporation having a principal business address of 1010-1020 North University Parks Drive, Waco, TX 76707 ("Company") and JOHN P. HAYES, individually, having a residence address of 6612 Dupper Court, Dallas, TX 75252 ("Consultant").

     WHEREAS, the Company is a holding company for six (6) service concept franchise companies and affiliated with other franchise companies and certain other related business interests to whom the Company provides legal, accounting and other administrative services (the "Business").

     WHEREAS, it is the desire of the Company to engage the services of the Consultant to perform consulting services for the Company regarding public relations, marketing and special projects assigned by the Chief Executive Officer of the Company or the operation of the Business, as an independent contractor and not as an employee.

     WHEREAS, it is the desire of the Consultant to consult with the officers, the Board of Directors and the administrative staff of the Company, and to undertake, for the Company, consultation as to the direction of certain public relations and marketing functions in the management of the Business and such other special projects as may be assigned by the Company's Chief Executive Officer.

     WHEREAS, in consideration of the mutual promises contained in this Consulting Agreement, the parties agree as follows:

                                     TERM

     1.1. The respective duties and obligations of the parties to this Consulting Agreement shall be for a period of twelve (12) months, commencing on August 1, 1995.

     1.2 This Consulting Agreement may be terminated by either party giving ninety (90) days' written notice to the other party at the respective party's address stated above or such other address as the party may designate, in writing, to the other party.

     1.3 If, after the initial term of the Agreement has expired, the parties continue to do business together as if this Agreement were still in effect, the parties agree that this practice constitutes a renewal of the Agreement for an additional term of twelve (12) months until one of the parties notifies the other party, in writing, of its wish to terminate this Agreement.


CONSULTING AGREEMENT -- PAGE 1
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

                                 CONSULTATIONS

     2.1 The Consultant shall make himself available to consult with the Board of Directors, the officers, including the Chief Executive Officer and the department heads of the administrative staff at reasonable times concerning matters pertaining to public relations and marketing of the Company and the Business and to those future matters which Consultant and the Chief Executive Officer agree, in writing, are responsibilities of the Consultant.

     2.2 The Consultant may represent, perform services for and by employed by such additional clients, persons or companies as the Consultant, in his sole discretion, sees fit.

                                 COMPENSATION

     3.1 For services rendered under this Consulting Agreement, the Consultant shall receive a base fee of $7,500 per month. If the additional matters increase the demands on Consultant's time (instead of merely replacing projects which have been completed), the base fee may be adjusted by the parties, which adjustment must be agreed to in advance, in writing, by both parties.

     3.2 Consultant shall be reimbursed for expenses, other than ordinary office overhead, incurred and directly attributable to services rendered under this Consulting Agreement.

     3.3  A statement shall be submitted to the Company no later than the tenth
(10th) day of each month, detailing, by company, the services rendered during the previous month. The Consultant shall be paid on or before the twentieth
(20th) day of the same month for the previous month's services.

     3.4 Consultant is hereby granted an option to acquire 10,000 non-qualified shares of common stock of the Corporation valued as of the close of business on August 1, 1995 in accordance with the Stock Option Agreement attached hereto as Exhibit "A". If this Consulting Agreement is renewed, Consultant shall be granted an additional option upon each annual renewal.

                               LIMITED LIABILITY

     4.1 The Consultant shall not be liable to the Company, or to anyone who may claim any right due to his relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or employees of Consultant in the performance of the Consultant services under this Consulting Agreement, except when such acts or omissions are due to willful misconduct or culpable negligence. The Company shall hold the Consultant harmless from any obligations, costs, claims, judgments, attorney's fees or attachments arising from our growing out of the services rendered to the Company pursuant to the terms of this Consulting Agreement

CONSULTING AGREEMENT -- PAGE 2
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

or in any way connected with the rendering of such services, except when the same shall arise due to the willful misconduct or culpable negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct and culpable negligence by a court of competent jurisdiction.

                                APPLICABLE LAW

     5.1 This Consulting Agreement shall be construed under and in accordance with the laws of the State of Texas. All obligations of the parties created under this Consulting Agreement are performable in Waco, McLennan County, Texas.

                                 PARTIES BOUND

     6.1 This Consulting Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, executors, administrators, legal representatives, successors and assigns when permitted by this Consulting Agreement.

                              LEGAL CONSTRUCTION

     7.1 In the event that any one or more of the provisions contained in this Consulting Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions and this Consulting Agreement shall be construed as if such invalid, illegal or unenforceable provision and never been contained in it.

                                   REMEDIES

     8.1 If any action at law or in equity is necessary to enforce or interpret the terms of this Consulting Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which the party may be entitled.

                          PRIOR AGREEMENTS SUPERSEDED

     9.1 This Consulting Agreement constitutes the sole and only agreement of the parties to it and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.

                                EFFECTIVE DATE

     10.1 This Consulting Agreement is effective as of the 1st day of August, 1995.



CONSULTING AGREEMENT -- PAGE 3
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

                                  CONSULTANT:


                                  /s/ John P. Hayes
                                  -----------------------------------
                                  John P. Hayes, individually


                                  COMPANY:

                                  THE DWYER GROUP, INC.

                                  BY:  /s/ Robert E. Tunmire
                                     --------------------------------
                                       Robert E. Tunmire, President

ATTEST:


---------------------------
Dina Dwyer-Owens, Secretary

CONSULTING AGREEMENT -- PAGE 4
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